Exhibit 99.1
Matthew P. Clifton Named Holly Corporation Chairman
Dallas, Texas, April 9, 2007 — Holly Corporation (NYSE-HOC) (“Holly”) today announced that its Board of Directors has elected Matthew P. Clifton, who has served as Holly’s Chief Executive Officer since the beginning of 2006, to the additional position of Chairman of the Board.
Mr. Clifton has been employed by Holly for over twenty-five years. He has served as Holly’s Chief Executive Officer since January 2006. He has been a director of Holly since 1995 and was President of the Company from 1995 through 2005. He previously held positions as Holly’s Vice President of economics, engineering and legal affairs from 1988 to 1991 and Holly’s Senior Vice President from 1991 to 1995. Mr. Clifton also serves as Chairman of the Board and Chief Executive Officer for Holly Energy Partners, L.P., a limited partnership in which Holly has a 45% interest (including the general partner interest), which began its operations in July 2004.
In the position of Chairman of the Board, Mr. Clifton replaces Lamar Norsworthy, who is no longer able to serve because of disability following an illness that began in October 2006. Mr. Norsworthy first became a member of Holly’s Board in 1968 and served as Holly’s chief executive officer from 1971 through the end of 2005. He had held the position of Chairman of the Board from 1977 until Mr. Clifton’s election as Chairman in early April.
About Holly Corporation
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries an 83,000 bpd refinery located in southeast New Mexico, and a 26,000 bpd refinery in Woods Cross, Utah. Holly also owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P. (NYSE-HEP), which through subsidiaries owns or leases approximately 1,700 miles of petroleum product pipelines in Texas, New Mexico and Oklahoma and refined product terminals in several Southwest and Rocky Mountain states.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Investor Relations
Holly Corporation
214/871-3555